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                                                                       Exhibit 5

                [LETTERHEAD OF GREENEBAUM DOLL & McDONALD PLLC]


                                 July 24, 1997

PJ America
9109 Parkway East
Birmingham, AL 35206

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 160,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of PJ America, Inc., a Delaware corporation (the "Company"), to be issued under the PJ America Non-Employee Directors 1996 Stock Incentive Plan (the "Plan").

     We have examined and are familiar with the Certificate of Incorporation and By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Common Stock. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Common Stock has been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the Common Stock. In giving this consent, we do not thereby admit that we within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                Very truly yours,


                                /s/ Greenebaum Doll & McDonald PLLC